Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-4 of our report dated March 28, 2023, relating to the financial statements of Decarbonization Plus Acquisition Corporation IV, which is contained in that Prospectus. We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 28, 2023